Exhibit 23.2
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement No. 333-76728 on Form S-8 of our report dated June 12, 2013, relating to the financial statement of Plexus Corp. 401(k) Retirement Plan, included in this Annual Report on Form 11-K of Plexus Corp. 401(k) Retirement Plan for the year ended December 31, 2013.

Wipfli LLP

June 20, 2014
Green Bay, Wisconsin